EX10.34

February 13, 2014

Alan Vickers
c/o Quiksilver, Inc.

Re:    Employment at Quiksilver

Dear Alan:
On behalf of Quiksilver, Inc. ("Quiksilver", or the "Company"), I am pleased to offer you employment on the terms more fully set forth in this letter (the "Agreement"). This Agreement supersedes and replaces any prior or existing discussions, negotiations or agreements between you and the Company regarding your employment.

1.	Position; Exclusivity; Representation and Warranty.

(a)
The Company hereby agrees to employ you in the position of Senior Vice President, International Sales, reporting to Andy Mooney, CEO and President Quiksilver, Inc.. Your work will generally consist of leading sales for the EMEA and APAC territories of the Company. Your responsibilities and duties may be changed from time to time as appropriate, and you may be assigned additional duties as determined by the Company.

(b)
Your anticipated start date is on or around March 1, 2014 (or other mutually agreed upon date). During your employment with Quiksilver, you will devote your full professional and business time, interest, abilities and energies to the Company and will not render any services to any other person or entity, whether for compensation or otherwise, without the prior consent of the Company's President. Further, during your employment, you will not engage in any business activities competitive with or adverse to the Company's business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity.

(c)
In accepting employment with Quiksilver, you represent and warrant that you are not bound to, or restricted by, any contractual or fiduciary obligations or other commitments with any other employer or entity that would limit in any way the role or duties you are expected to perform for Quiksilver under this Agreement.

2.
Base Salary. Your base salary will be $41,666.67 per month ($500,000.00 on an annualized basis), less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your base salary will be reviewed at the time salaries are reviewed periodically and may be adjusted at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company.

3.
Bonus. For the fiscal year ending October 31, 2014, you shall be eligible to receive a discretionary bonus of up to 75% of base salary, prorated from hire date. Factors the Company will consider in determining whether to pay you a discretionary bonus include, without limitation, the Company’s achievement of its Global ZQK EBITDA and wholesale sales contribution margin for the EMEA and APAC regions. In the event that your employment with the Company terminates prior to the end of the applicable fiscal year, your eligibility to receive a pro rata portion of the bonus is governed by Paragraph 7 below. Any bonus payments shall be less applicable withholdings and deductions.

4.
Benefits. You will be eligible to participate in the Company's employee benefit programs (e.g., group health insurance, 401(k), company paid life insurance, employee stock purchase plan, and company paid long term disability insurance) on the same terms and conditions applicable to comparable employees. The Company will reimburse you for any COBRA costs you may incur while waiting to join the Company’s health plans, of which you will become eligible on the first of the month following one month of employment. You will be eligible to receive an annual clothing allowance of $5,000.00 used to purchase Company product at wholesale prices. Vacation and sick leave hours are not accrued for positions at your level; you are eligible to take time as needed. The Company reserves the right to change, modify, or eliminate any such benefits or coverages in its discretion.

5.
Stock Options. The amount and terms of any restricted stock, stock options, stock appreciation rights or other interests to be granted to you will be determined by the Board of Directors in its discretion and covered in separate agreements. Subject to approval by Quiksilver’s Board of Directors, you will participate in Quiksilver’s Stock Incentive Plan, or any successor equity plan. A recommendation for an initial stock option grant will be made to the Board of Director’s Compensation Committee’s next regularly scheduled meeting, currently scheduled for March 2014.

6.
Pre-Employment Requirements. In accordance with Quiksilver's policies and state and federal law, this Agreement (and offer of employment) is contingent upon your successful completion of all requirements to establish the legal right to work in the United States.

7.	Unspecified Term; At Will Employment; Termination.

(a)
Notwithstanding anything to the contrary in this Agreement or in any prior or contemporaneous discussions with you, express or implied, your employment is for an unspecified term, and either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) or notice at any time for any reason; provided, however, that you agree to provide the Company with two (2) weeks advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an authorized officer of the Company.

(b)
The Company may also terminate your employment immediately, without notice, for Cause, which shall include, but not be limited to, (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) commission of a felony or violation of law involving moral turpitude or dishonesty, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, or (viii) a material breach by you of your obligations under this Agreement. If the Company terminates your employment for Cause, you (or your estate or beneficiaries in the case of your death) shall receive your base salary and other benefits earned and accrued prior to the termination of your employment and, in the case of a termination pursuant to subparagraphs (i) or (ii) only, a pro rata portion of your bonus, if any, as provided in Paragraph 3 for the fiscal year in which such termination occurs, less applicable withholdings and deductions, and you shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment.

(c)
If Quiksilver elects to terminate your employment without Cause within the first 12 months of your employment, the Company will continue to pay your base salary on its regular payroll dates for a period of six (6) months and pay you a pro rata portion of a portion of a bonus adopted pursuant to Paragraph 3, if any, for the fiscal year in which such termination occurs, less applicable withholdings and deductions. If Quiksilver elects to terminate your employment without Cause following 12 months of your employment, the Company will continue to pay your base salary on its regular payroll dates for a period of twelve (12) months and pay you a pro rata portion of a portion of a bonus adopted pursuant to Paragraph 3, if any, for the fiscal year in which such termination occurs, less applicable withholdings and deductions. The Company will charge you up to 30% for any COBRA costs you incur during the period of salary continuation. In order for you to be eligible to receive the payments specified in this Paragraph 7c), you must execute a general release of claims in a form reasonably acceptable to the Company. You shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment.
8.    Trade Secrets; Confidential and/or Proprietary Information.

(a)
The Company owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes particularized confidential information concerning the Company's Security and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of the Company, including, but not limited to, those items specifically mentioned above.

(b)
You also agree to keep in confidence, and not to disclose to Quiksilver, any trade secrets of any former employer, and to honor fully any contractual or other legal commitments you may have to such former employers. You further represent and warrant that you do not possess, and will not bring or disclose to Quiksilver, any property, documents or files belonging to any prior employer.

9.
Compliance With Business and Personnel Policies. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

10.	Arbitration as Exclusive Remedy. To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies, which would be available in court. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code and any other statutes or laws relating to an employee's relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including (but not limited to) claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. Nevertheless, claims for workers' compensation benefits or unemployment insurance, those arising under the National Labor Relations Act, and any other claims where mandatory arbitration is prohibited by law, are not covered by this arbitration agreement, and such claims may be presented by either the Company or you to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

11.
Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, and purchase of all or substantially all of the assets of the Company or otherwise.

12.
Entire Agreement. This Agreement contains the entire integrated agreement between us regarding these issues, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and the President of the Company.

Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.
Alan, we look forward to you joining the Quiksilver team.
Very truly yours,

Carol Scherman
EVP Global Human Resources
Quiksilver, Inc.

ACKNOWLEDGED AND AGREED:

Alan Vickers

Date